Exhibit 10.61
CONFIDENTIAL
Placement Agent Agreement
March 28, 2007
Oppenheimer & Co. Inc.
125 Broad Street
New York, NY 10004
Dear Gail:
     The undersigned Ciphergen Biosystems, Inc., a Delaware corporation (the “Company”), hereby agrees (the “Agreement”) with Oppenheimer & Co. Inc. (“Oppenheimer” or the “Placement Agent”) as follows:
     1. Best Efforts Offering. The Company hereby engages Oppenheimer to act as its exclusive placement agent during the term of the offering as outlined herein to sell up to $25 million of Common Stock and Warrants (the “Securities”), on a “best efforts” basis (the “Offering”). It is understood that in the event potential investors are concerned that the SEC’s recent interpretation of Rule 415 could impact the Company’s ability to have the securities registered in a timely manner, then the Offering may be limited to 35% of the Company’s public float. Oppenheimer intends to initially market the Offering on the terms as set forth in the Term Sheet attached hereto as Exhibit A. However, the ultimate terms will depend upon various factors including, but not limited to, the overall market conditions at that time, the interest of potential investors and the Company’s capitalization. The Securities shall be offered without registration under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Act”) pursuant to the exemption from registration created by Regulation D thereof.
     2. Offering Materials. The Company shall, as soon as practicable, prepare a public offering package (the “Offering Materials”), which shall meet the anti-fraud and other requirements of the federal and state securities laws, be in form and substance reasonably satisfactory to the parties and will include the Company’s public documents and any other appropriate updated information.
     3. Compensation.
     (a) Oppenheimer will be paid at closing of the Offering a cash commission of 6.0% of the aggregate amount of the proceeds received by the Company at closing for the Securities sold. In addition, Oppenheimer shall receive non-callable warrants (but shall be subject to earlier termination in the event of an acquisition of the Company in which the Company’s stockholders receive cash consideration for their shares of Company stock) with a five (5) year term to purchase that number of shares of the Company’s Common Stock equal to 4.0% of the number of shares of common stock sold in the Offering, exercisable at 120% of the Market Price at closing of the Offering (the “Placement Warrants”). The Placement Warrants shall provide for cashless net exercise. In addition, if Quest Diagnostics, Incorporated invests in the Offering, then Oppenheimer shall be paid only 75% of the amount entitled to hereunder and if any officers or directors of the Company invests in the Offering, then Oppenheimer shall be paid only 50% of the amount entitled to hereunder.
     (b) Notwithstanding anything to the contrary herein, if, during the term of the Offering hereunder, a potential investor, other than Quest Diagnostics, Incorporated or any officers or directors of the Company, is informed of the Offering, and if (i) the Offering hereunder does not close and such investor purchases any private securities of the Company within 12 months after the termination of the Offering, or (ii) the Offering hereunder closes and such investor makes an investment in the Offering and subsequently purchases within 12 months after the closing of the Offering any private securities of the Company, then Oppenheimer shall be entitled to its compensation as set forth in paragraph 3(a) above.
     4. Expenses. Whether or not the Offering is successfully completed, it shall be the Company’s obligation to bear all of its expenses in connection with the proposed Offering, including Blue Sky legal fees and expenses, if any. In addition, the Company shall reimburse Oppenheimer for its out-of-pocket expenses, including reasonable legal fees and disbursements not to exceed $40,000, of which $25,000 is payable to Oppenheimer upon execution of this agreement.
     5. Further Representations and Agreements
     (a) In addition to the terms and conditions in Exhibit A, the Company further represents and agrees that (i) it is authorized to enter into this Agreement and to carry out the Offering contemplated hereunder and that this Agreement constitutes a legal, valid, and binding obligation of the Company, enforceable in accordance with its terms; (ii) the Company shall not issue any additional shares (other than shares pursuant to the exercise of warrants), options (other than pursuant to its existing stock option plan or successor plan covering no more securities than the existing plan), or warrants during the term of the Offering; and (iii) the Company will, during the course of the Offering, provide Oppenheimer with all information and copies of documentation with respect to the Company’s business, financial condition, and other matters as Oppenheimer may reasonably deem relevant, including copies of all documents sent to stockholders or filed with any federal authorities, and will make reasonably available to Oppenheimer, its auditors, counsel, and officers and directors to discuss with Oppenheimer any aspect of the Company or its business which Oppenheimer may reasonably deem relevant.
     6. Indemnification. — See Exhibit B attached hereto, and incorporated herein by reference.
     7. No-Shop Provision. Until the Offering contemplated hereby is closed or terminated, the Company agrees that it will not negotiate with any other person relating to a possible public or private offering or placement of the Company’s securities. In addition, if there is no Closing or completed Offering as set forth herein and the Company enters into discussions to merge or sell the Company with any third party, then the Company shall explore in good faith retaining Oppenheimer as its mergers and acquisition advisor for such transaction (pursuant to a separate agreement) on terms and conditions mutually acceptable to the Company and Oppenheimer. Notwithstanding the foregoing, the Company is under no obligation to retain Oppenheimer as its mergers and acquisitions advisor and may elect not to do so in its sole discretion.
     8. Termination. The Company shall have the right to terminate the Offering in the event it is not completed within 45 days from the launch date of the roadshow. The Company and Oppenheimer may terminate or extend the Agreement at any time by mutual written consent.
     9. Competing Claims. The Company acknowledges and agrees that no entity has any claims or is entitled to any payments for services in the nature of a finder’s fee or any other arrangements, agreements, payments or understandings pursuant to this Offering.
     10. Miscellaneous.
     (a) Governing Law. This Agreement and the transactions contemplated hereby shall be governed in all respects by the laws of the State of New York, without giving effect to its conflict of laws principles.

     (b) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.
     (c) Notices. Whenever notice is required to be given pursuant to this Agreement, such notice shall be in writing and shall either be (i) mailed by certified first class mail, postage prepaid, addressed (a) if to Oppenheimer, at the address set forth at the head of this Agreement, Attention: Kee Colen, Managing Director; and (b) if to the Company, at Ciphergen Biosystems, Inc., Attention: Gail S. Page, President and CEO; or (ii) delivered personally or by express courier. The notice shall be deemed given, if sent by mail, on the third day after deposit in a United States post office receptacle, or if delivered personally or by express courier, then upon receipt.
     (d) Dispute. In the event of any action at law, suit in equity or arbitration proceeding in relation to this Agreement or the transactions contemplated by this Agreement, the prevailing party, or parties, shall be paid its reasonable attorney’s fees and expenses arising from such action, suit, or proceeding by the other party.
     If the foregoing correctly sets forth the understanding between Oppenheimer and the Company, please so indicate in the space provided below for that purpose whereupon this letter shall constitute a binding agreement between us.

Sincerely, Ciphergen Biosystems, Inc.
By:	/s/ Gail S. Page
Gail S. Page
President and CEO

Confirmed and agreed to: Oppenheimer & Co. Inc.
By:	/s/ Kee Colen
Kee Colen
Managing Director

Date: 3/28/2007

Exhibit A
Ciphergen Biosystems, Inc.
Private Placement of Common Stock with Warrants —
Preliminary Term Sheet

Issue:	Up to $25 million of common stock (the “Common Stock”) and Warrants (as defined below) (the “Securities”) issued to accredited investors only pursuant to Regulation D (the “Offering”).

Issue Price:	At the Market Price as defined by NASDAQ so that the Company complies with listing requirements for an “at market” deal. The Pricing Date is defined as the date in which the Securities Purchase Agreement (“SPA”) is entered into by the investors and accepted by the Company.

Warrants:	The amount of warrants shall be determined based on investor demand and market conditions. The life of the warrants shall be 5 years with an exercise price at a premium to the Market Price. To qualify as an “at market” deal, the investor will need to pay $0.125 per warrant.

Registration Rights:	The Company shall use its best efforts to file with the SEC a registration statement (the “Registration Statement”) for the Securities within 30 days of the Pricing Date and to have such Registration Statement declared effective within 90 days of the Pricing Date; if the Company does not have the Registration Statement filed within 30 days of the Pricing Date or declared effective within 90 days of the Pricing Date, the Company shall pay the investors a cash penalty on a monthly basis of 1.5% of the value of their investment for as long as the Registration Statement is not effective. If the SEC reviews the Registration Statement, then the effectiveness clause shall be increased to 120 days.

Lock Up:	All executive officers, directors and affiliates of the Company shall enter into a lock up agreement with Oppenheimer in which they will agree not to sell any shares held by them under Rule 144 or otherwise for a period from the date hereof until the later of six (6) months from the closing hereunder or 90 days following the effective date of a Registration Statement in which the Securities are included. The Company agrees that for a period of 90 days after the effectiveness of the Registration Statement, it shall not issue or sell any equity linked securities of the Company, unless the issuance or sale is related to a strategic transaction or an employee, consultant, supplier, lender, lessor or option grant or issuance.

Use of Proceeds:	Product development, R&D spending and general corporate purposes.

Purchase Agreement:	The Common Stock and Warrants shall be purchased pursuant to the SPA which shall contain representations, warranties and covenants of the Company and conditions to closing customary for a transaction of this kind.

Closing:	The financial closing shall occur within three business days following the Pricing Date (the “Closing Date”).

Other:	The Company further represents and agrees that it will deliver at the closing of the Offering (a) a certificate of each of the Company’s CEO and CFO to the effect that the offering materials meets the requirements hereof and does not contain any untrue statement of material fact or fail to state any material fact required to be stated therein or necessary to make the statements therein not misleading and all necessary corporate approvals have been obtained to enable the Company to deliver the Securities in accordance with the terms of the Offering, and (b) an opinion of counsel for the Company in customary form.

EXHIBIT B	March 28, 2007
Oppenheimer & Co. Inc.
125 Broad Street
New York, New York 10004
Attention:
Kee Colen
Managing Director
Dear Mr. Colen:
In connection with our engagement of Oppenheimer & Co. Inc. (“Oppenheimer”) as our exclusive placement agent, we hereby agree to indemnify and hold harmless Oppenheimer and its affiliates, and the respective controlling persons, directors, officers, shareholders, agents and employees of any of the foregoing (collectively the “Indemnified Persons”), from and against any and all claims, actions, suits, proceedings (including those of shareholders), damages, liabilities and expenses incurred by any of them (including the reasonable fees and expenses of counsel), (collectively a “Claim”), which are (A) related to or arise out of (i) any actions taken or omitted to be taken (including any untrue statements made or any statements omitted to be made) by the Company, or (ii) any actions taken or omitted to be taken by any Indemnified Person in connection with our engagement of Oppenheimer, or (B) otherwise relate to or arise out of Oppenheimer’s activities on our behalf under Oppenheimer’s engagement, and we shall reimburse any Indemnified Person for all expenses (including the reasonable fees and expenses of counsel) incurred by such Indemnified Person in connection with investigating, preparing or defending any such claim, action, suit or proceeding, whether or not in connection with pending or threatened litigation in which any Indemnified Person is a party. We will not, however, be responsible for any Claim, which is finally judicially determined to have resulted from the gross negligence or willful misconduct of any person seeking indemnification hereunder. We further agree that no Indemnified Person shall have any liability to us for or in connection with our engagement of Oppenheimer except for any Claim incurred by us as a result of any Indemnified Person’s gross negligence or willful misconduct.
We further agree that we will not, without the prior written consent of Oppenheimer, settle, compromise or consent to the entry of any judgment in any pending or threatened Claim in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is an actual or potential party to such Claim), unless such settlement, compromise or consent includes an unconditional, irrevocable release of each Indemnified Person hereunder from any and all liability arising out of such Claim.
Promptly upon receipt by an Indemnified Person of notice of any complaint or the assertion or institution of any Claim with respect to which indemnification is being sought hereunder, such Indemnified Person shall notify us in writing of such complaint or of such assertion or institution but failure to so notify us shall not relieve us from any obligation we may have hereunder, unless and only to the extent such failure results in the forfeiture by us of substantial rights and defenses. If we so elect or are requested by such Indemnified Person, we will assume the defense of such Claim, including the employment of counsel reasonably satisfactory to such Indemnified Person and the payment of the fees and expenses of such counsel. In the event, however, that legal counsel to such Indemnified Person reasonably determines and provides written correspondence to us, that having common counsel would present such counsel with a conflict of interest or if the defendant in, or target of, any such Claim, includes an Indemnified Person and us, and legal counsel to such Indemnified Person reasonably concludes that there may be legal defenses available to it or other Indemnified Persons different from or in addition to those available to us, then such Indemnified Person may employ its own separate counsel to represent or defend it in any such Claim and we shall pay the reasonable fees and expenses of such counsel. Notwithstanding anything herein to the contrary, if we fail timely or diligently to defend, contest, or otherwise protect against any Claim, the relevant Indemnified Party shall have the right, but not the obligation, to defend, contest, compromise, settle, assert crossclaims, or counterclaims or otherwise protect against the same, and shall be fully indemnified by us therefor, including without limitation, for the reasonable fees and expenses of its counsel and all amounts paid as a result of such Claim or the compromise or settlement thereof. In any Claim in which we assume the defense, the Indemnified Person shall have the right to participate in such Claim and to retain its own counsel therefor at its own expense.
We agree that if any indemnity sought by an Indemnified Person hereunder is unavailable for any reason then (whether or not Oppenheimer is the Indemnified Person), we and Oppenheimer shall contribute to the Claim for which such indemnity is held unavailable in such proportion as is appropriate to reflect the relative benefits to us, on the one hand, and Oppenheimer on the other, in connection with Oppenheimer’s engagement referred to above, subject to the limitation that in no event shall the amount of Oppenheimer’s contribution to such Claim exceed the amount of fees actually received by Oppenheimer from us pursuant to Oppenheimer’s engagement. We hereby agree that the relative benefits to us, on the one hand, and Oppenheimer on the other, with respect to Oppenheimer’s engagement shall be deemed to be in the same proportion as (a) the total value paid or proposed to be paid or received by us or our stockholders as the case may be, pursuant to the transaction (whether or not consummated) for which you are engaged to render services bears to (b) the fee paid or proposed to be paid to Oppenheimer in connection with such engagement.
Our indemnity, reimbursement and contribution obligations under this Agreement shall be in addition to, and shall in no way limit or otherwise adversely affect any rights that any Indemnified Party may have at law or at equity.
The validity and interpretation of this agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York applicable to agreements made and to be fully performed therein (excluding the conflicts of laws rules). Each of Oppenheimer and the Company hereby irrevocably submits to the jurisdiction of any court of the State of New York, County of New York or the United States District Court for the Southern District of New York for the purpose of any suit, action or other proceeding arising out of this agreement or the transactions contemplated hereby, which is brought by or against Oppenheimer or the Company and in connection therewith, each of Oppenheimer and the Company (i) hereby irrevocably agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in any such court, (ii) to the extent that it has acquired, or hereafter may acquire, any immunity from jurisdiction of any such court or from any legal process therein, it hereby waives, to the fullest extent permitted by law, such immunity and (iii) agrees not to commence any action, suit or proceeding relating to this agreement other than in any such court. Each of Oppenheimer and the Company hereby waives and agrees not to assert in any such action, suit or proceeding, to the fullest extent permitted by applicable law, any claim that (a) it is not personally subject to the jurisdiction of any such court, (b) it is immune from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to its property of (c) any suit, action or proceeding is brought in an inconvenient forum.

The provisions of this Agreement shall remain in full force and effect following the completion or termination of Oppenheimer’s engagement.

Sincerely, Ciphergen Biosystems, Inc.
By:
Gail S. Page
President and CEO

Confirmed and agreed to: Oppenheimer & Co. Inc.
By:
Kee Colen
Managing Director

Date: